EXECUTION COPY Confidential 422783.08-FRASR01A - MSW SIGNA Holding GmbH To: SIGNA Sports United N.V. Kantstraße 164 Upper West 10623 Berlin (together with any assignee and/or other successor in title, hereinafter “SSU”) 26 June 2023 Equity Commitment Letter II (Patronatserklärung) Dear Sirs, We refer to A. the revolving credit agreements (i) dated 3 May 2022 in the initial amount of EUR 50,000,000 (as amended on 5 February 2023) and (ii) dated 25 July 2022 in the amount of EUR 50,000,000 between SIGNA Sports United N.V. as borrower and SIGNA Holding GmbH (“SIGNA Holding”) as lender; B. the convertible notes in the principal amount of EUR 100,000,000 due 2028 and issued on 4 October 2022 by SSU to SIGNA Holding (the “Existing Convertible Notes”); C. the call option provided by SSU to SIGNA Holding in connection with the issuance of the Existing Convertible Notes for additional newly issued convertible notes in an amount of up to EUR 200 million until 30 September 2023 (the “Initial CN Call Option”); D. the transfer of the Existing Convertible Notes and the Initial CN Call Option from SIGNA Holding to SIGNA European Invest Holding AG, a wholly owned indirect subsidiary of SIGNA Holding (“EIH”); E. the equity commitment letter dated 6 February 2023 between SIGNA Holding and SSU for an amount of EUR 130,000,000 (the “Existing Equity Commitment Letter”) providing SSU with the put option to request SIGNA Holding to subscribe newly issued convertible bonds from SSU and pursuant to which upon full utilization of the Existing Equity Commitment Letter and the issuance of a corresponding number of new DocuSign Envelope ID: D9D94EDF-13E8-43E7-AF13-2CF501FA1D04

2 Confidential 422783.08-FRASR01A - MSW convertible notes, the Initial CN Call Option held by EIH will be reduced to EUR 70 million; F. the convertible bond call option agreement dated 23 May 2023 between SIGNA Holding and SSU providing SIGNA Holding with the call option to request SSU to issue new convertible bonds to SIGNA Holding in an additional amount of EUR 80,000,000 resulting in an aggregate amount of call options (including the remaining amount of EUR 70 million under the Initial CN Call Option) of SIGNA Holding and EIH of EUR 150,000,000 until 30 September 2025 (the “SIGNA Holding Soft Commitment”); and G. the Project Phoenix strategic realignment plan approved by the board of directors of SSU on 28 March 2023 (the “Strategic Realignment Plan”) which provides that additional funding commitments are required for SSU to return to reasonable levels of profitability and positive free cash flow on a consolidated basis after 1 October 2025. 1. Background SIGNA Holding currently indirectly controls 58.1 percent of the shares in SSU (excluding 51,000,000 so-called earnout shares for the purposes of this calculation). SSU has informed SIGNA Holding (i) about the Strategic Realignment Plan and (ii) that SSU will require additional operating cash requirements in order for SSU to achieve a positive free cash flow on a consolidated basis after 1 October, 2025. This equity commitment letter (the “Letter”) is entered into between SIGNA Holding and SSU to cover the referenced funding needs of SSU, and in particular to provide SSU with a going concern perspective and to obtain an audit opinion from KPMG on SSU’s stand-alone financial statements for the 30 September, 2022 fiscal year prior to the upcoming annual general meeting on July 31, 2023. 2. SIGNA Holding Commitment; Drawdown Schedule 2.1 SIGNA Holding hereby undertakes to provide SSU with up to EUR 150,000,000 to meet SSU`s operational and investment related funding requirements (as communicated to SIGNA Holding pursuant to Clause 2.2), in particular to fund SSU`s planned operating cash requirements in order for SSU to achieve a positive free cash flow on a consolidated basis after 1 October 2025. For the avoidance of doubt, funds drawn by SSU under this Letter may not be used by SSU or its affiliates to repay, in whole or in part, any outstanding amounts under the existing EUR 100,000,000 revolving credit facility entered into with LBBW and other lenders. 2.2 The parties shall mutually agree on detailed financing terms substantially on the basis of the financing structure underlying the Existing Equity Commitment Letter, subject to amendments to the terms of the outstanding and newly issued convertible bonds as mutually agreed between SIGNA Holding and SSU. 2.3 SSU shall provide SIGNA Holding with a detailed monthly drawdown schedule in writing for the contemplated financing under this Letter no later than by (i) July 31, 2023 for the month of September 2023 as well as the fiscal year commencing on October 1, 2023 and (ii) July 31, 2024 for the fiscal year commencing on October 1, 2024, in each case specifying the amounts to be drawn, the contemplated use of funds as well as confirmation whether the drawdown is in line with the SSU budget or business plan which was most recently provided to SIGNA Holding at the time. SSU DocuSign Envelope ID: D9D94EDF-13E8-43E7-AF13-2CF501FA1D04

3 Confidential 422783.08-FRASR01A - MSW shall provide SIGNA Holding without undue delay a detailed written explanation of any actual or contemplated budget or business plan overrun potentially resulting in a higher drawdown (as compared to the previously provided drawdown schedule) together with information about specific measures to be taken to achieve a corresponding reduction of future drawdowns. 3. SIGNA Holding Commitment Adjustment The financing commitments provided by SIGNA Holding to SSU in the Existing Equity Commitment Letter and in this Letter shall be reduced (Euro for Euro) by the cash proceeds received by SSU or one of its subsidiaries in connection with a sale of assets or shares for a cash consideration of Euro 10 million or more (individually or in the aggregate). 4. Term and Expiration 4.1 The drawdown of amounts by SSU under the financing contemplated by this Letter shall take place on or after 1 September 2023. 4.2 This Letter and any of SIGNA Holding’s obligations hereunder shall expire on 30 September 2025. 5. Miscellaneous 5.1 All notices to be given or delivered under or in connection with this Letter shall be submitted to the following address: If notices are to be given to SSU: Address: SIGNA Sports United N.V. Kantstraße 164 Upper West 10623 Berlin Attention: Alexander Johnstone / Tilman Wink Email: a.johnstone@signa-sportsunited.com; t.wink@signa-sportsunited.com If notices are to be given to SIGNA Holding: Address: SIGNA Holding GmbH Maria-Theresien-Straße 31 6020 Innsbruck Austria Attention: Marcus Mühlberger / Arthur Airich Email: m.muehlberger@signa.at; a.airich@signa.at SIGNA Holding may change its contact details by giving five (5) business days prior written notice to SSU. 5.2 The original deed of this Letter shall be returned to SIGNA Holding following the expiration of the Letter. DocuSign Envelope ID: D9D94EDF-13E8-43E7-AF13-2CF501FA1D04

4 Confidential 422783.08-FRASR01A - MSW 5.3 This Letter, including this Clause 5.3, may only be amended by written mutual agreement between SIGNA Holding and SSU. 5.4 SIGNA Holding hereby waives receipt of SSU’s notice of acceptance of this Letter. 5.5 The Equity Commitment Letter II entered into on June 12, 2023 is hereby terminated and replaced with this Letter. 5.6 This Letter and the rights and claims resulting therefrom shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany. The courts of Berlin, Federal Republic of Germany shall have exclusive jurisdiction over any dispute arising under or in connection with this Letter. [signature page to follow] DocuSign Envelope ID: D9D94EDF-13E8-43E7-AF13-2CF501FA1D04

[Signature Page to Equity Commitment Letter II] 422783.08-FRASR01A - MSW Yours sincerely, SIGNA Holding GmbH ________________________________ Name: Marcus Mühlberger Title: Managing Director ACCEPTED AND AGREED SIGNA Sports United N.V. ________________________________ ______________________________ Name: Mike Özkan Name: Stephan Zoll Title: Chairman Title: Chief Executive Office DocuSign Envelope ID: D9D94EDF-13E8-43E7-AF13-2CF501FA1D04